AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of September 19, 1997, effective as of February 5, 1996, between FRANK TWORECKE ("Executive") and JOS. A. BANK CLOTHIERS, INC. ("Employer").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   EMPLOYMENT OF EXECUTIVE

     Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth. This Agreement is a contract for personal services of Executive and services pursuant hereto may only be performed by Executive. This Agreement is an amendment and restatement of that certain Employment Agreement, dated as of February 5, 1996, between Executive and Employer, which Employment agreement is hereby superseded in its entirety.

2.   EMPLOYMENT PERIOD

     The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of February 5, 1996 and shall, subject to earlier termination as provided in Section 5, continue for a period of three years after commencement and be automatically renewed thereafter for successive one-year periods unless, at least 180 days before the end of the initial three-year period or any subsequent one-year period, either party gives notice to the other of his or its desire to terminate the Employment Period, in which case the Employment Period shall terminate as of the end of such period.

3.   DUTIES AND RESPONSIBILITIES

     3.1 General. During the Employment Period, Executive (i) shall have the title of President and Chief Merchandising Officer and (ii) shall devote substantially all of his business time and expend his best efforts, energies and skills to the business of the Company. The preceding sentence shall not be construed to prohibit Executive from continuing to devote more than an insignificant amount of time, in accordance with his past practice, to management of his investments, serving on boards of directors and participating in civic and philanthropic activities.

     Executive shall perform such duties, consistent with his status as President and Chief Merchandising Officer of Employer, as he may be assigned from time to time by Employer's Chief Executive Officer (the "Chief Executive Officer") or Employer's Board of Directors (the "Board of Directors"). Executive shall have such authority, discretion, power and responsibility, and shall be entitled to such secretarial and administrative assistance and other facilities and conditions of employment, as are customary or appropriate to his position. Upon request of the Board of Directors, Executive shall also serve without additional compensation as a director of the Company and any of its subsidiaries. For all purposes of this Agreement, the term "Company" means Employer and


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all corporations, associations, companies, partnership, firms and other enterprises controlled by or under common control with Employer.

     3.2 Location of Executive Offices. The Company will maintain its principal executive offices at a location in the Baltimore, Maryland metropolitan area. Executive shall not be required to perform services for the Company at any other location, except for services rendered in connection with required travel on the Company's business.

4.   COMPENSATION AND RELATED MATTERS

     4.1 Base Salary. Employer shall pay to Executive during the Employment Period an annual base salary (the "Base Salary") of $200,000 for the first year of the Employment Period ("Year 1"); $400,000 for the second year of the Employment Period; and $400,000 for the third year of the Employment Period. The Base Salary for each year shall be payable in installments in accordance with the Company's policy on payment of executives in effect from time to time. Beginning February 5, 2000, and on each February 5th thereafter during the Employment Period, the Base Salary shall be increased (but never decreased) by a percentage equal to the annual percentage increase, if any, in the Consumer Price Index for Urban Wage Earners and Clerical Workers, Washington-Baltimore DC-MD-VA-WA, All Items (November 1, 1996 = 100) (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor. Any portion of increased Base Salary which is retroactively due to Executive hereunder shall be payable within 15 days after the computation thereof has been made. Appropriate adjustment shall be promptly made following receipt of notice from Executive in the event there is a published amendment of the Index figures upon which the computation is based. If publication of the Index is discontinued, the parties shall accept comparable statistics on the cost of living for the Baltimore, Maryland area as computed and published by any recognized authority acceptable to the parties. The Compensation Committee of the Board of Directors (the "Committee") or the Board of Directors shall have the right, but not the obligation, acting in their sole discretion, to increase the Base Salary by an amount in excess of the otherwise required annual cost of living adjustments.

     4.2 Annual Bonus. For fiscal year 1996 (ending February 4, 1997) and for each fiscal year that begins during the Employment Period (each such fiscal year, a "Bonus Year"), Executive shall be entitled to receive a bonus (each, a "Bonus") as hereinafter set forth. The Bonus for Bonus Year 1996 shall be $175,000, payable on or before February 1, 1997. For Bonus Year 1997 (ending January 31, 1998), Executive shall be entitled to receive a Bonus of 50% of Base Salary conditioned upon the satisfaction of (a) Company performance goals established by the Committee for such Bonus Year and (b) personal performance goals submitted by the Executive to, and approved by, the Company and the Committee for such Bonus Year. Company and personal performance goals are herein referred to collectively as the "Performance Goals". For Bonus Year 1998 (ending January 30, 1999), and for each Bonus Year thereafter, Executive shall be entitled to receive a Bonus of 75% of Base Salary conditioned upon satisfaction of the Performance Goals for such Bonus Year. In the event the Performance Goals for any Bonus Year are not fully satisfied, the Committee shall have the right, but not the obligation, to grant a partial Bonus for such Bonus Year. The Performance Goals for each Bonus Year shall be established as soon as possible following the beginning of such Bonus Year. The Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year. If (a) the Employment Period

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shall expire or terminate and (b) Employee is entitled to payment of a bonus pursuant to Section 6 hereof, the Bonus payable for the Bonus Year in which the Employment Period terminates or expires shall equal the Bonus that would have been paid had the Employment Period not so terminated or expired, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365. For the purposes of determining the amount of Bonus payable pursuant to the immediately preceding sentence, it shall be assumed that all conditions to payment based upon performance by the Executive (e.g. personal performance goals) have been satisfied. Notwithstanding anything to the contrary contained herein or in the Employer's Bonus Plan, in the event (y) the Employment Period shall end for any reason whatsoever on a day prior to payment to Executive of a Bonus for the last full Bonus Year contained within the Employment Period, and (z) Executive would have been entitled to receive a Bonus for such last full Bonus Year had the Employment Period not ended - then, Employer shall pay to Executive the Bonus for such last full Bonus Year as and when such Bonus would have been paid had the Employment Period not ended.

     4.3 Housing - The Ohio House. Executive is the owner of a house located in Cincinnati, Ohio (the "Ohio House"). Executive shall use reasonable efforts to sell the Ohio House for the fair market value thereof. Executive shall not accept an offer to purchase the Ohio House for less than the fair market value thereof without the consent of the Company, which consent shall not be unreasonably withheld. Upon settlement of the Ohio House, the Company shall reimburse Executive for (a) the Deficiency (as hereinafter defined), but not more than $100,000 and (b) the reasonable costs and expenses incurred by Executive in connection with the sale and settlement of the Ohio House, but not more than $30,000. For the purposes hereof, the "Deficiency" shall mean the difference (but not less than zero) obtained by subtracting the gross selling price of the Ohio House from $550,000.00 (the purchase price paid by Executive for the Ohio House plus the cost of capital improvements).

     4.4 Housing - The Mortgage Loan. The Company shall loan to Executive the sum of $200,000 (the "Mortgage Loan"), repayable over five years (or less) as hereinafter set forth, to assist with the purchase of a house to be selected or built by Executive (the "New House"). The Mortgage Loan shall be evidenced by an amended and restated deed of trust note (the "Note") and secured by, at Employer's option, a mortgage or deed of trust (the "Mortgage"). The Mortgage Loan shall be funded (a) at settlement of the New House or (b) if Executive shall elect to build the New House and purchase the land therefor separately, at settlement of said land; provided, however, that Employer shall not be responsible for funding more than 80% of the cost of said land. The difference between $200,000 and the amount funded for said land shall be funded as mutually agreed upon by Employer and Executive, but not later than settlement on the completed New House. The Mortgage shall secure no less than a second lien on the New House. The Mortgage Loan shall bear interest at the applicable "Federal Rate" (as hereinafter defined) in effect on the date of the Mortgage Loan. For the purposes hereof, the "Federal Rate" shall mean that rate of interest, determined by Employer's auditors in accordance with Internal Revenue Service regulations, necessary to prevent interest on the Mortgage Loan from being imputed to Executive as income and to Employer as expense. The Mortgage Loan shall be repayable in sixty, equal payments of principal, plus accrued and unpaid interest. All payments shall be due on the first of each month, with interest payable in arrears. Notwithstanding anything to the contrary contained herein or in the Note or Mortgage, Executive shall not be required to make the principal and/or interest payments otherwise due during the Employment Period and the Employer

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shall credit the Mortgage Loan account as if such payments had been timely made.
Amounts so credited shall be deemed forgiven and Executive shall not be liable for repayment thereof. In the event (a) Executive shall remain in the employ of Employer for at least 5 consecutive years; (b) Employer shall terminate this Agreement without cause (Section 5.1); (c) Executive shall terminate this Agreement for good reason (Section 5.3); (d) this Agreement shall terminate or be terminated as a result of the death (Section 5.5) or disability (Section 5.4) of Executive; (e) Employer (or any trustee of Employer) shall reject this Agreement pursuant to powers granted under the United States Bankruptcy Code (11 U.S.C. ss.ss. 101 et seq.), or any successor statute thereto, and either (i) Employer and Executive, each acting in his/its sole and absolute subjective discretion, shall fail to agree upon terms and conditions for Executive's continued employment with Employer or (ii) Executive, in his sole and absolute subjective discretion, shall fail to accept, and thereafter Employer shall fail to withdraw its demand for, any proposed revision in the terms and conditions of the Mortgage Loan; or (f) Employer shall give notice of termination pursuant to
Section 2 of this Agreement, then, and in any of such events, the Mortgage Loan, and all interest due thereon, shall, subject to receipt of assigned insurance proceeds in the case of death as provided in Section 4.7, be deemed paid in full. In the event (x) Executive shall terminate this Agreement without cause (Section 5.1); (y) Executive shall give notice of termination pursuant to
Section 2; or (z) Employer shall terminate this Agreement for cause (Section 5.2), Executive shall pay to Employer the unpaid principal balance and all accrued interest on the Mortgage Loan. Upon payment or deemed payment of the Mortgage Loan, and all interest due thereon, the Note shall be canceled and returned to Executive and the Mortgage shall be released of record. In addition to the Mortgage Loan, Employer shall reimburse Executive for the reasonable costs and expenses incurred by Executive in connection with the settlement of the New House, but not more than $30,000.

     4.5 Life Insurance. Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of term life insurance, or such other type of policy as Executive shall request provided that the cost to Employer thereof is approximately the same as the cost of such term policy, on the life of Executive in the amount of not less than $1,000,000 naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Executive agrees that Employer shall have the right to obtain other life insurance on Executive's life, at Employer's sole expense and with Employer or an affiliate thereof as the sole beneficiary thereof. Employer shall also have the right, at its sole cost, to increase the amount of the aforesaid $1,000,000 policy and Executive shall execute such assignments or other documents necessary or desirable to assign to Employer the proceeds of the policy in excess of $1,000,000 . Executive shall (i) cooperate fully with Employer in obtaining all such insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations. If such examination(s) shall disclose that Executive is not eligible for "standard, non-smoking risk" pricing for term life insurance, the amount of such insurance shall be reduced to an amount which is available for a premium equal to the premium which would have been charged for $1,000,000 of term life insurance had Executive been so eligible. At Executive's option and expense, any policy maintained by Employer under this Section 4.5 shall be transferred to Executive upon the expiration or termination of the Employment Period, unless such transfer is otherwise prohibited. After such transfer, Employer shall have no further responsibility with respect to said policy.

     4.6 Automobile. Throughout the Employment Period, Employer shall provide to Executive, at Employer's expense, an automobile in accordance with Employer's policy in effect from time to time

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for the leasing of automobiles for use by Employer's senior management. Employer shall also be responsible for all expenses of use and operation of such automobile. At Executive's option, Employer shall assume responsibility for Executive's existing car lease payments, provided that such payments shall not exceed $800 per month. Upon termination or expiration of the Employment Period, or upon expiration of any automobile lease entered into by Employer in satisfaction of its obligations under this Section 4.6, Executive shall have the right and option to assume the lease on his then-current car and to exercise any buy-out option contained in such lease.

     4.7 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreement or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, travel accident insurance, stock option, phantom stock or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined. The first $200,000 (or such lesser amount as may be necessary) of benefits under any life insurance policy provided hereunder (but not the $1,000,000 policy under Section 4.5) shall be assigned to Employer to pay the remaining principal balance of the Mortgage Loan upon the death of Executive.

     4.8 Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees. Without limiting the generality of the foregoing, Employer shall pay for all of Executive's reasonable travel expenses incurred in traveling from and to the Ohio House and, prior to the earlier of settlement upon the New House or September 30, 1996, his reasonable living expenses (not to exceed $5,000 per month) while the Executive is residing in the Baltimore, Maryland area, including, without limitation, hotel or other residential accommodation expenses and meals, all such amounts to be treated as additional salary for all securities acts reporting purposes.

     4.9 Tax Gross-up. In the event that any payments made by Employer to or on behalf of Executive pursuant to the provisions of Section 4.3 through 4.8 hereof (other than the Mortgage Loan and principal and interest forgiveness in connection therewith) result in the payment of additional federal, state or local income taxes by Executive, Employer shall pay to Executive the amount of such additional taxes plus such additional amount as shall be necessary to hold harmless Executive, as nearly as can be, from the obligation to pay such taxes in respect of amounts payable pursuant to this Section 4.9.

     4.10 Stock Options. On the effective date hereof, the Company shall grant to Executive the right and option to purchase an aggregate of 60,000 shares (the "Option Shares") of the Company's common stock, $.01 par value per share, which option is intended, to the fullest extent permitted by law, to qualify as an incentive stock option, as defined to Section 422 of the Internal Revenue Code of 1986. The option to purchase one-half of the Option Shares shall be granted pursuant to each of the

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Company's two option plans pursuant to the standard agreements therefor. The
"Purchase Price" and "Closing Price" shall be determined with reference to the effective date hereof in accordance with such agreements.

     4.11 Vacations. Executive shall be entitled to 20 days of vacation during each calendar year, which shall accrue in accordance with the Company's vacation policy in effect from time to time for its senior executive officers, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement. The number of vacation days shall be prorated for any calendar year not wholly within the Employment Period. Upon termination of Executive's employment pursuant to Section 5 or non-renewal of the Employment Period pursuant to
Section 2, for any reason whatsoever, Employer shall pay Executive, in addition to any termination compensation provided for under Section 6, an amount equivalent to Executive's per diem compensation at the then-current Base Salary rate multiplied by the number of unused vacation days, including any carry-over, accrued by Executive as of the date of termination.

     4.12. Initiation Fee Loan. The Company shall loan to Executive the sum of approximately $40,000 (the "Initiation Fee Loan"), as evidenced by two, $20,000 Promissory Notes in form and substance mutually satisfactory to the Company and Executive. One half of the Initiation Fee Loan shall be made upon terms and conditions substantially similar to those established for the Mortgage Loan, all as more fully set forth in Promissory Note A. The other half of the Initiation Fee Loan shall be secured by the "equity portion" of the initiation fee paid by Executive for membership at Caves Valley Country Club ("Caves Valley"), all as more fully set forth in Promissory Note B. For the purposes of this Section 4.12, the "equity portion" of the initiation fee shall mean that portion thereof refunded upon resignation by Executive of his membership at Caves Valley. Executive hereby assigns to the Company, as collateral security for repayment of that portion of the Initiation Fee Loan evidenced by Promissory Note B, the equity portion of Executive's initiation fee at Caves Valley.

5.   TERMINATION OF EMPLOYMENT PERIOD

     5.1 Termination Without Cause. Employer or Executive may, by delivery of not less than 60 days' notice to the other at any time during the Employment Period, terminate the Employment Period without cause.

     5.2 By Employer for Cause. Employer may terminate the Employment Period in accordance with this Section 5.2 at any time for cause. For the purpose of this
Section 5.2, "cause" shall mean any of the following:

              a) the conviction of Executive in a court of competent jurisdiction of a felony involving money or property of the Company or moral turpitude;

              b) the willful commission of an act not approved of or ratified by the Chief Executive Officer involving a series of material conflicts of interest or self-dealings relating to any material aspect of the Company;

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              c)      the  willful  commission  of any act of fraud or
                      misrepresentation (including the omission of material facts) relating to the business of the Company and materially and negatively impacting upon the Company and its business; or

              d) at any time prior to a change in control of the Company, the willful and material failure of Executive to comply with the lawful orders of the Chief Executive Officer, provided such orders are consistent with Executive's duties, responsibilities and/or authority as President and Chief Merchandising Officer of the Company.

     In the event Employer shall elect to pursue a termination for cause, Employer shall deliver to Executive, with a copy to the Board of Directors, a written notice from the Chief Executive Officer setting forth with reasonable particularity the grounds upon which the Chief Executive Officer has found cause for termination. In the event such grounds are predicated upon acts or omissions as set forth in paragraphs (b), (c) or (d) above, Executive shall have thirty
(30) days, or such longer period as may be necessary provided Executive has commenced and is diligently proceeding, to cure or eliminate the cause for termination. In the event Executive has failed to timely cure or eliminate the cause for termination as set forth in the immediately preceding sentence, Executive and Executive's counsel (if Executive shall so elect) shall be granted the opportunity to be heard before the Board of Directors upon not less than ten days notice. The Employment Period shall terminate for cause if the Board of Directors shall adopt at such hearing (or, in the event of cause predicated on a criminal conviction as set forth in paragraph (a) above, at any meeting following such conviction) a resolution concurred in by not less than a majority of the Board of Directors, including at least two-thirds of all of the directors who are not officers of Employer, that Executive was guilty of conduct constituting "cause" hereunder, which conduct has not been timely cured (if applicable), and specifying the particulars thereof in reasonable detail.

     5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for "good reason" effective immediately. For the purposes hereof, "good reason" means (i) any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within 30 days of delivery of notice thereof to Employer by Executive; it being agreed, however, that the foregoing 30 day cure period shall not be applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 4 hereof or (ii) the occurrence of a change in control (as hereinafter defined) of Employer if, and only if, any of the duties, responsibilities or perquisites of Executive as provided in this Agreement are thereafter reduced. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer: (x) any failure timely to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 4 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in this Agreement and
(z) any transfer of the Company's principal executive offices outside the geographic area described in Section 3.2 hereof or requirement that Executive principally perform his duties outside such geographic area.

     For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any "person" (as such term

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is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as
amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company ( including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; or (B) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities and there are at least a majority of directors serving on the Board of Directors who were not serving in such capacity as of the date hereof or who were not elected with the consent of the Executive; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; provided, however, the change in ownership of the Company's securities resulting from the initial public offering thereof shall not be deemed a "change in control" for purposes of this Agreement.

     5.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity (excluding alcoholism or drug addiction), Executive shall be unable to perform his material duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his material duties hereunder pursuant hereto, Executive shall be deemed disabled ("the Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the Baltimore City Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

     5.5 Death. The Employment Period shall end on the date of Executive's death.

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6.   TERMINATION COMPENSATION; NON-COMPETE

     6.1 Termination Without Cause by Employer or for Good Reason by Executive. If the Employment Period is terminated by Employer pursuant to the provisions of
Section 5.1 hereof or by Executive pursuant to the provisions of Section 5.3 hereof, Employer will pay to Executive (a) Base Salary for a period of thirty
(30) months following the date of termination (calculated at the applicable Base Salary rate which would have been in effect for each year during the balance of Employment Period, assuming no termination) payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated; (b) on the date due pursuant to the provisions of Section 4.2 hereof, the Bonus for the then current Bonus Year prorated as provided in
Section 4.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. All other benefits provided for in Sections 4.5, 4.6, 4.7, 4.9 and 4.11 shall be continued at the expense of Employer for the period that payments are required to be made pursuant to the preceding provisions of this Section 6.1. Without limiting the generality of the immediately preceding sentence, Employer agrees that (x) the health benefits to be continued on behalf of the Executive (at Company expense) during the severance period shall not be part of Executive's optional COBRA period; (y) Executive shall have the right and option to continue health coverage at Executive's expense after the severance period to the greatest extent required to be offered by the Company pursuant to applicable law; and (z) Executive shall be entitled to continue contributions into the Company's 401k Plan during the severance period and the Company shall match a share of such contributions in accordance with the Company's general policy applicable to active employees. Notwithstanding termination of the Employment Period, Executive shall continue to be entitled to discounts on purchases of products from the Company in accordance with the discount program in effect from time to time for active employees of the Company.

     6.2 Certain Other Terminations. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.2, by Executive pursuant to
Section 5.1 or as a result of the death of Executive as set forth in Section 5.5, Employer shall pay to Executive (a) Base Salary (calculated at its then current rate per year) through the date of termination, (b) in the case of termination as a result of the death of Executive as set forth in Section 5.5, when due pursuant to provisions of Section 4.2, the Bonus for the Bonus Year in which the date of termination occurred prorated as provided in said Section 4.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to
Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.3 Termination for Disability. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.4, Employer shall make all payments and continue all benefits provided for in Section 6.1 for the balance of the Employment Period (assuming no termination), provided, however, that such payments shall be reduced by any amounts actually paid to Executive pursuant to any disability insurance or other such similar program maintained by Employer.

     6.4 Expiration at Election of Employer. In the event the Employment Period expires because of an election by Employer to allow the Employment Period to expire at the end of its then stated term as provided in Section 2 hereof, Employer shall pay to Executive (a) Base Salary for the thirty (30) month period following the date of termination (calculated at its then current rate per year), payable in equal installments at the times Base Salary would have been paid had the

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Employment Period not been terminated, (b) when due pursuant to the provisions of Section 4.2, the Bonus for the Bonus Year in which the Employment Period expired prorated as provided in said Section 4.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.5 Tax Grossup. In the event that any amounts paid to Executive pursuant to the provisions of this Section 6 (including benefits continued and payments deemed received by reason of changes in stock options provided for therein, all such amounts, collectively, the "Severance Payments") shall be deemed to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor section thereto) (the "Excise Tax"), an additional amount (the "Grossup Amount") shall be paid by Employer to Executive such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this sentence, shall be equal to the Severance Payments. The provisions of this Section 6.5 shall survive the expiration of the Employment Period and shall continue in effect until expiration of the statute of limitations for tax returns filed that include the period in which any Severance Payments are made or, if earlier, final determination of tax liability relating thereto. Payment of the Grossup Amount shall be made in accordance with the computation thereof by the accountant to Executive in connection with preparation of Executive's tax return for the relevant tax year, and shall be adjusted upon final determination of tax liability, with any increase therein being paid by the Employer to Executive or decrease therein being paid by Executive to Employer within 30 days following the date of final determination of tax liability.

     6.6 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6 and in Section 4.7, be entitled to any compensation following termination of the Employment Period, except as otherwise provided in any stock options granted by Employer to Executive.

     6.7 Mitigation. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person, provided, that any medical, dental or hospitalization insurance or benefits provided to Executive with his employment by or consultancy with an unaffiliated person during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits.

     6.8 Non-Compete. For the 6 month period following the termination or expiration of the Employment Period for any reason whatsoever (other than a termination by Executive pursuant to Section 5.1, in which case the applicable period shall be one year), and for so long as Employer is making and the Executive is accepting the payments required to be made to Executive pursuant to either Section 6.1 or 6.4 hereof, Executive shall not, directly or indirectly,
(i) engage in any activities that are in competition with the Company in any geographic area where the Company is engaged in business, (ii) solicit any customer of the Company or (iii) solicit any person who is then employed by

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the Company or was employed by the Company within one year of such solicitation to (a) terminate his or her employment with the Company, (b) accept employment with anyone other than the Company, or (c) in any manner interfere with the business of the Company; provided, however, in the event Executive violates any of the provisions of the foregoing at any time after the expiration of 6 months (one year, in the case of a termination by Executive pursuant to Section 5.1) following the termination of the Employment Period, Employer's sole remedy under this Agreement shall be the right to terminate any and all severance payments required under Sections 6.1 or 6.4 hereof. Executive acknowledges and agrees that in the event of any violation or threatened violation by Executive of his obligations under the preceding sentence during the six month (or, in the case of a termination pursuant to Section 5.1, the one year) period following the termination of the Employment Period, Employer shall be entitled to injunctive relief without any necessity to post bond.

7.   INDEMNIFICATION

     The Company shall indemnify and hold Executive harmless from and against any expenses (including attorneys' fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgements, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission to act by Executive during the Employment Period or otherwise by reason of the fact that he is or was a director or officer of Employer or any subsidiary or affiliate included as a part of the Company, to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. The provisions of this Section 7 shall survive any termination of the Employment Period or any deemed termination of this Agreement.

8.   MISCELLANEOUS

     8.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, be registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:       Jos. A. Bank Clothiers, Inc.
                      500 Hanover Pike
                      Hampstead, Maryland  21074-2095
                      Attn:  Secretary

If to Executive:      Mr. Frank Tworecke
                      Jos. A. Bank Clothiers, Inc.
                      500 Hanover Pike
                      Hampstead, Maryland  21074-2095

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     8.2 Legal Fees. From and after any change in control of the Company,
Employer shall, upon demand by Executive, pay directly or reimburse Executive for all costs and expenses, including but not limited to attorneys' fees and court costs, incurred by Executive (a) in the event of any breach or threatened breach by Employer of any of the terms and conditions of this Agreement, (b) in the event of any dispute under this Agreement between Employer and Executive,
(c) in connection with the enforcement of any right or remedy reserved to Executive under this Agreement, (d) in connection with the defense of any claim by Employer of a breach by Executive under this Agreement (regardless of whether such claim is proven) or (e) in connection with any modification of or amendment to this Agreement. Neither the institution of any lawsuit nor the rendering of any particular judgement therein shall constitute a condition precedent to Executive's rights under the immediately preceding sentence.

     8.3 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgement of Employer to comply with applicable laws and regulations.

     8.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed therein.

     8.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Baltimore, Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitration award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

     8.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

     8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

     8.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

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


     8.10 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        JOS. A. BANK CLOTHIERS, INC.

                                        By: /s/ Timothy F. Finley
                                            ____________________________________
                                              Timothy F. Finley, Chairman and
                                                Chief Executive Officer

                                            /s/ Frank Tworecke
                                            ____________________________________
                                            FRANK TWORECKE